Exhibit 99.1

ITG Releases April 2018 U.S. Trading Volumes and Provides International Trading Commission Update

NEW YORK, May 8, 2018 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that April 2018 U.S. trading volume was 2.5 billion shares and average daily volume (ADV) was 117 million shares, compared to 2.9 billion shares and ADV of 136 million shares in March 2018 and 2.4 billion shares and ADV of 127 million shares in April 2017. There were 21 trading days in both April 2018 and March 2018, and 19 trading days in April 2017.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	Average POSIT Alert Trade Size	Avg. POSIT Alert Trade Size Ex- Algos*

April 2018	21	2,466,576,556	117,456,026	43,631,286	283	11,638,829	20,400	35,268

YTD 2018	82	10,850,053,175	132,317,722	50,372,863	278	13,140,541	21,980	36,483

*Excluding shares crossed through POSIT Alert from ITG algorithms

ITG’s average revenue capture per share in April 2018 was in line with the average in the first quarter of 2018.

International Trading Activity

The average daily trading commissions in April 2018 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 11% in U.S. dollar terms on a combined basis as compared to the first quarter of 2018 and were up approximately 7% as compared to April 2017. On a blended international basis, there were approximately 20 trading days in April 2018 and 19 days in April 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Investor/Media Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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